Agreement for Accord and Satisfaction of an Undisputed Debt

Agreement made on April 1, 2010 between Waytronx, Inc. of 20050 SW 112th Avenue, Tualatin, OR 97062, hereinafter referred to as ***Debtor,*** and IED, INC. the registered assign for CUI, INC., hereinafter referred to as ***Creditor.***

In consideration of this agreement and the sum of ***Fifty Thousand Dollars ($50,000.00)***, along with conversion of ***One Million Shares of Debtor's Common Stock***, to be paid to Creditor by Debtor, Creditor agrees to release and forever discharge Debtor from all claims and demands arising out of the debt hereinafter described.

1. Acknowledgment of Existing Obligation

The parties acknowledge that Debtor is at present indebted to Creditor in the sum of Four Million Nine Hundred Thousand Dollars ($4,900,000.00) plus interest in the amount of Eight Hundred and Fifty Thousand Five Hundred Dollars and Nine Cents ($850,500.09) for a total sum of Five Million Seven Hundred Fifty Thousand Five Hundred Dollars and Nine Cents ($5,750,500.09), in connection with the following described obligation:

A Convertible Promissory Note dated on May 15, 2008 between Creditor and Debtor and under the terms of which, Creditor was to receive 70,000,000 shares of Debtor's Common Stock

2. Agreement for Different Method of Payment

Debtor and Creditor desire, and they agree, to provide for payment of the above-stated indebtedness in accordance with terms and provisions different from, and in substitution of, the terms and provisions for payment of the same contained in the original contract described above in Paragraph One.

3. Consideration

In consideration of the mutual promises contained in this agreement, Debtor and Creditor agree as follows:

A. Method of Payment

Debtor agrees to pay to Creditor, and Creditor agrees to accept from Debtor, in full satisfaction of the indebtedness described in Paragraph One, above, the sum of Fifty Thousand Dollars ($50,000.00) to be paid within ten (10) days of full execution of this Accord and Satisfaction and conversion of One Million Shares of Debtor's Common Stock under the terms of the Note at a strike price of Seven Cents ($0.07) per share.

B. Default by Debtor:

Time is declared to be of the essence in this agreement; and if Debtor should fail to make any of the payments as provided in this agreement, then Creditor is released forever from its obligation to accept from Debtor the lesser sum and shall have no further obligations under this agreement.

C. **Satisfaction:**
On full payment by Debtor to Creditor of the consideration provided in Paragraph 3 above, the original indebtedness of Debtor to Creditor, as described in Paragraph One, shall forever be cancelled and discharged.

In witness whereof, the parties have executed this agreement at Tualatin, Oregon on the date first mentioned above.

James McKenzie
For and on behalf of Creditor
IED, Inc.

William J. Clough
For and on behalf of Debtor
Waytronx, Inc.